EXHIBIT 2.5


                               CONSULTING AGREEMENT
                               --------------------


        CONSULTING AGREEMENT, dated as of April 27, 1995, between AMERICAN VISION CENTERS, INC., a New York corporation (the "Company"), and ELI SHAPIRO (the "Consultant").

        WHEREAS, the Consultant is currently employed by NuVision, Inc., a Michigan corporation ("Target"), as Chief Executive Officer and Chairman of the Board of Directors of Target; and

        WHEREAS, upon the terms and subject to the conditions of an Agreement and Plan of Merger dated as of April 27, 1995 (the "Merger Agreement") by and among the Company, NI Acquiring Corp., a Michigan corporation and a wholly owned subsidiary of the Company (the "Subsidiary"), and Target, the Subsidiary will commence a tender offer (the "Offer") for all outstanding shares of Common Stock, par value $.50 per share (the "Shares"), of Target and will thereafter merge with Target in a merger (the "Merger") and thereafter the surviving corporation will be referred to as the "Employer" hereunder; and

        WHEREAS, the Company desires to induce the Consultant after the first to occur of the consummation of the Offer or the Merger (the "Effective Date") to act as a consultant to the Company and the Consultant desires to commit himself to act as a consultant to the Company.

        NOW, THEREFORE, in order to effect the foregoing, the Company and the Consultant wish to enter into a consulting agreement upon the terms and subject to the conditions set forth below. Accordingly, in consideration of the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

        Term and Services to be Provided.  Commencing on the Effective Date and
        --------------------------------
   continuing until the fifth anniversary thereof (the "Term"), the Consultant shall provide consulting services to the Company from time to time at the reasonable request of the Company. Such consulting services shall consist of advising the Company and the Employer with respect to general business


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   matters, issues and strategies relating to the Company's business, including issues concerning community, governmental and industry relations and cooperating to the extent reasonably requested by the Company with appropriate notice and with due regard being given to Consultant's schedule and subject to Consultant's reasonable agreement in connection with the defense or prosecution of any litigation, claim or proceeding that involves or relates to any acts occurring with respect to the Employer prior to the Effective Date. Such services shall be rendered from the locales where the Consultant may generally reside from time to time and may be provided telephonically or via other electronic transmission media. The Consultant may be requested to travel to render such services on an occasional basis, subject to Consultant's agreement and with due regard being given to Consultant's schedule.

     1.   Compensation.
          ------------

             (a) As compensation for the services provided in Section 1 and the covenants contained in Section 4, the Company shall pay the Consultant the aggregate amount of $1,250,000, payable (i) in 24 equal installments of $26,042 each commencing on the Effective Date and on the same date in the 23 months thereafter, and (ii) one installment of $625,000 due on the day after the second anniversary of the Effective Date; provided, however, that the Company shall have the option to instead pay this amount in two annual installments of $312,500 each due on the day afater the second and third anniversaries of the Effective Date. Interest at the rate of 12% per annum will accrue and be payable on installments not paid on the due date until the date of payment.

              (b) In addition to the cash compensation set forth in Sections 2(a) and 2(c), during the Term, the Company shall provide or make available
   (i) to the Consultant and his spouse at the Company's expense the same medical, health, dental, prescription drug and optical insurance plans or coverage as the Consultant currently enjoys, or plans or programs providing the Consultant and his spouse with at least substantially equivalent benefits; and (ii) to the Consultant, the use of an automobile at least comparable to the automobiles previously provided to the Consultant by Target, with expenses (including maintenance and insurance) paid by the Company to the same extent as currently provided by Target.


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                    (c)  In addition to the compensation set forth in Section
          2(a), the Company, promptly following receipt of appropriate documentation, shall reimburse the Consultant for the reasonable ordinary and necessary business expenses that he incurs in connection with rendering services under this Consulting Agreement. Except as otherwise provided in this Consulting Agreement, all payments and other benefits hereunder (including pursuant to Section 3 hereof) shall be made without set-off for any reason whatever.

                    (d) If a "Change in Control" (as defined below) of either the Company or the Employer occurs during the Term, then on the date of the Change in Control, the Company shall (i) pay to the Consultant in one lump sum payment all amounts which then remain to be paid to the Consultant during the remainder of the Term pursuant to Section 2(a), without discount, and (ii) make provision acceptable to the Consultant for the continuation of the benefits described in Section 2(b) for the remainder of the Term.

                         "Change in Control" means any of the following events occurring after the Effective Date: (i) the acquisition (or disclosure of the previous acquisition) by any person who is not a shareholder on the Effective Date of the beneficial ownership of shares of the Company's or the Employer's outstanding stock of any class which results in such person possessing or having the right to possess, in the aggregate, more than 50% of the total voting power exercisable by all the Company's or the Employer's shareholders in the election of directors; or (ii) the merger by the Company or the Employer into or the consolidation of the Company or the Employer with any person which will result in the shareholders of the Company or the Employer immediately prior to such merger or consolidation possessing less than 50% of the total voting power exercisable by all of the shareholders of the surviving or resulting corporation or other entity in the election of directors; or (iii) the transfer by the Company or the Employer of all or substantially all of its assets to any person. Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred (A) for purposes of clause (i) or (ii) of the preceding sentence, (x) if the Employer mergers into or consolidates with the Company or any other subsidiary of the Company of (y) unless, after any such acquisition, merger or consolidation, the Company no longer beneficially owns, directly or indirectly, shares possessing or having the right to possess more than 50% of the total voting power exercisable by all of the Employer's shareholders in the election of directors; (B) solely as a result of any sale of all or substantially


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          all of the assets of Employer to any other subsidiary of the Company;
          (C) solely as a result of any transfer or other disposition of up to 35 Employer owned stores as contemplated by the Company following the Merger; or (D) solely as a result of any conversion of stores owned by Employer into franchisee-owned stores; so long, in the cases of clauses (A) and (B), as the surviving or resulting corporation or the acquiror of any such assets expressly assumes the obligation of the Employer to the Consultant under Section 16 pursuant to a written instrument reasonably satisfactory to the Consultant, and, after any such transaction, the Company beneficially owns, directly or indirectly, shares possessing or having the right to possess more than 50% of the total voting power exercisable by all of such entity's shareholders in the election of directors.

            2.    Termination.
                  -----------

                    (a)  Death.  The Consultant's consulting relationship with
                         -----
          the Company hereunder shall terminate upon his death; provided that, if the Consultant dies during the Term, the Company shall pay to the Consultant's spouse, if living, or if she dies, to the Eli Shapiro Revocable Living Trust u/a/d 5/27/93, or in any case to such other beneficiary as may be designated by the Consultant by written notice to the Company, the cash compensation set forth in Section 2(a) that would have been paid to Consultant hereunder for the remainder of the Term. Such compensation shall be paid in the same amounts and at the same times as provided in Section 2(a). In addition, the Company shall continue to provide to the Consultant's spouse the benefits provided in Section 2(b) for the remainder of the Term.

                    (b)  Disability.  If, as a result of the Consultant's
                         ----------
          incapacity due to physical or mental illness, Consultant shall be unable to perform the consulting services described herein for a continuous period of six months, the Company may terminate the Consultant's consulting relationship with the Company. In such event, the Consultant shall continue to receive the compensation provided in
          Section 2(a) and the Consultant and his spouse shall receive the benefits provided in Section 2(b) for the remainder of the Term.

                    (c)  Merger Agreement.  In the event that neither the Merger
                         ----------------
          nor the Offer is consummated prior to October 31, 1995 or the Merger Agreement is terminated prior thereto, without any shares having been purchased in the Offer, this Consulting Agreement shall be canceled and terminated and shall be of no force or effect.


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               3.   Noncompetition; Confidentiality.
                    -------------------------------

                    (a)  During the Term the Consultant shall not:

                         (i) directly or indirectly, as owner, partner, officer, employee, agent or consultant or in any other capacity, engage in or be employed in any way by any business that is engaged in the business of optical retailing that is competitive with the business of the Company and/or the Employer then being conducted in the States of Michigan, Indiana and New Jersey (provided that the Consultant may be an owner or partner in one optical boutique in the Somerset Mall, Troy, Michigan);

                         (ii) whether for his own account or for the
                    account of any other person, willfully and intentionally interfere with the relationship of the Company and/or the Employer with any person who at any time during the Term was an employee, customer or supplier of, or in the habit of dealing with, the Company, the Employer and/or any of their subsidiaries or affiliates;

          provided, however, that the Consultant may own up to ten percent of
          --------  -------
          any class of stock of a publicly-traded company.

                    (b) The Consultant, either during or after the Term, shall not, except as may otherwise be required by law, directly or indirectly, willfully or knowingly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, or willfully or knowingly use or cause to be used in any manner adverse to the interests of the Employer or the Company any Confidential Information (as defined below). The Consultant shall, upon termination of services as a consultant of the Company, return all Confidential Information in his possession that is in written or other tangible form (together with all copies or duplicates thereof) to the Company, and thereafter no Confidential Information shall be retained by the Consultant or furnished to any third party, either by sample, facsimile, film, audio or video cassettes, electronic data, verbal communication or any other means of communication; provided, however, that the Consultant shall not be
                         ------------------
          obligated to treat as confidential, or return to the Company copies of, any Confidential Information that (1) was publicly known at the time of disclosure to the Consultant, (2) becomes publicly known or available


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          thereafter other than by any means in violation of this Consulting
          Agreement or (3) is lawfully disclosed to the Consultant by a third party.

                    (c) In the event that the Consultant is required (by deposition, interrogatories, subpoena, Civil Investigative Demand or similar process) to disclose any Confidential Information, the Consultant will provide the Company with prompt notice of such request(s) so that it may seek an appropriate protective order and/or waive the Consultant's compliance with this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, the Consultant is nonetheless, in the reasonable opinion of his counsel, compelled to disclose information concerning the Company to any court or governmental agency or authority or to a civil litigant or any other party or else stand liable for contempt or suffer other censure or penalty, the Consultant may disclose such information to such tribunal without liability hereunder.

                    (d) As used in this Consulting Agreement the term "Confidential Information" means:

                         (i) information disclosed to Consultant or known by the Consultant as a consequence of or through his relationship with the Employer or the Company not generally known in the retail optical industry about the Employer or the Company or the Employer's or the Company's clients, advertising methods, public relations methods, business methods, organization, procedures or finances, including, without limitation, information of or relating to the retail optical industry, advertising programs, advertising copy, advertising techniques, art work, designs, contracts, arrangements, research, trade secrets, information regarding trademarks or other intellectual property rights, customer lists, product and service lines, marketing data and any related or other technical, corporate or trade information; and

                         (ii) information disclosed to the Consultant or known
                    by the Consultant as a consequence of or through his relationship with the Employer or the Company, not generally known in the businesses in which the Company's or any of its subsidiaries' clients are or may be engaged, about the products, processes, and services of the Company's or any of its subsidiaries' clients, including, without limitation,


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                    information of or relating to the retail optical industry, publicity, publications, media, research, development, inventions, manufacture, purchase, engineering, designs, methods, processes, analytical results and any related or other technical, corporate, professional or trade information.

                    (e) The Consultant understands that the agreements contained in this Section 4 are necessary to protect, among other things, the trade secrets, proprietary information, confidential information, customer and supplier lists and know-how by preventing the Consultant from engaging in activities that would inherently create a risk of the Consultant engaging in unfair trade practices.

            4.     Remedies; Cessation of Payment Obligation.  In the event of a
                   -----------------------------------------
          claimed material, willful and continuing breach by the Consultant of the terms of this Consulting Agreement, the Company shall, after giving the Consultant notice and a reasonable opportunity to cure such claimed breach, be entitled to institute legal proceedings to obtain damages for any such breach. Only after the successful adjudication resulting in a final, nonappealable judgment in favor of the Company or the Employer to the effect that the Consultant has materially and willfully breached this Consulting Agreement, then all rights of the Consultant under this Consulting Agreement shall immediately terminate and neither the Employer nor the Company shall thereafter have any obligation to pay any amounts to the Consultant in connection with the obligations of the Employer or the Company under this Consulting Agreement or otherwise and the Company shall be entitled to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law or in equity. The Consultant acknowledges, however, that the remedies at law for any breach by him of the provisions of Section 4 may be inadequate and that the Company shall be entitled to injunctive relief against him in the event of any such breach.

            5.     Expenses.  On the Effective Date, the Company will reimburse
                   --------
          the Consultant for up to $10,000 of his expenses incurred in connection with this Consulting Agreement. In the event of any litigation in any action to enforce a right under this Consulting Agreement, the losing party thereto shall reimburse the prevailing party for its expenses.

            6.     Notice.  For the purposes of this Consulting Agreement,
                   ------
          notices, demands and all other communications provided for in this


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          Consulting Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to the Consultant:    Eli Shapiro
                                        3110 Hawthorne
                                        Flint, Michigan 48503

               with a copy to:          David D. Warner, Esq.
                                        Jaffe, Raitt, Heuer & Weiss,
                                          Professional Corporation
                                        One Woodward Avenue, Suite 2400
                                        Detroit, Michigan 48226

               If to the Employer
               or the Company:          American Vision Centers, Inc.
                                        90 John Street
                                        New York, New York 10038


               with a copy to:          Robert Zinn, Esq.
                                        Kirkpatrick & Lockhart
                                        1500 Oliver Building
                                        Pittsburgh, Pennsylvania 15222-2312

          or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

               7.   Consultant's Independence and Discretion.
                    ----------------------------------------

                    (a) Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer and employee. By virtue of the relationship described herein, the Consultant's relationship to the Company during the Term shall only be that of an independent contractor and the Consultant shall perform.all services pursuant to this Consulting Agreement as an independent contractor.

                    (b) Subject only to such specific limitations as are contained in this Consulting Agreement, the manner, means,


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          details or methods by which the Consultant performs his
          obligations under this Consulting Agreement shall be solely within his discretion.

              8.   Modifications; Waiver Discharge.  This Consulting Agreement
                   -------------------------------
          is entered into between the Company and the Consultant for the benefit of each of the Company and the Consultant and for the benefit of the Employer. No provisions of this Consulting
          Agreement may be modified, waived or discharged unless such waiver, modification or discharge is in writing and signed by the Consultant and the Company's Chief Executive Officer or such other officer as may be designated by the Board of Directors of the Company. No waiver by any party hereto at any time of any breach by the other party hereto of any provision of this Consulting Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

              9.   Validity.  The invalidity or unenforceability of any
                   --------
          provision or provisions of this Consulting Agreement shall not affect the validity or enforceability of any other provision of this Consulting Agreement, which shall remain in full force and effect; provided, however, that if any one or more of the terms
                  ------------------
          contained in Section 4 shall for any reason be held to be excessively broad with regard to time, duration, geographic scope or activity, that term shall not be deleted but shall be reformed and construed in a manner to enable it to be enforced to the extent compatible with applicable law.

             10.   Entire Agreement.  This Consulting Agreement sets forth the
                   ----------------
          entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Consulting
          Agreement.


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               11.   Assignment.  This Consulting Agreement may not be assigned
                     ----------
          by the Consultant. It may be assigned by the Company to any successor to its business and will inure to the benefit and be binding upon any such successor, although no such assignment will relieve the Company or the Employer of its obligations or liabilities as provided hereunder.

               12.   Counterparts.  This Consulting Agreement may be executed in
               ------------
          several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

               13.   Headings.  The headings contained herein are for reference
                     --------
          purposes only and shall not in any way affect the meaning or interpretation of this Consulting Agreement.

               14.   Governing Law.  The validity, interpretation, construction
                     -------------
          and performance of this Consulting Agreement shall be governed by the laws of the State of Michigan without regard to principles of conflicts of laws.

               15.   Guaranty.  In recognition of the fact that the Consultant's
                     --------
          services hereunder will inure to the benefit of the Employer, Employer hereby guarantees the timely performance of and payment
          (and not merely collection) by the Company of all of its obligations hereunder. The Employer hereby waives notice of or consent to any defaults by the Company and modifications to or waivers of any of the Company's obligations hereunder.
          Notwithstanding the foregoing, in the event of any litigation or other action by the Consultant to enforce a right under this Consulting Agreement, the Employer shall be entitled to assert any defense that the Company would have been entitled to assert in connection with such litigation or other action.

               16.   Termination of Employment Agreement.  On and from the
                     -----------------------------------
          Effective Date and immediately following payment of all amounts owed pursuant to Section 10(c)(iii) of the Employment Agreement made as of March 1, 1990, as amended to date, between the Consultant and Target, any and all other rights of the Consultant under such Agreement shall terminate and cease to exist.

               IN WITNESS WHEREOF, the parties have executed this Consulting Agreement on the date and year first above written.


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                                        AMERICAN VISION CENTERS, INC.

                                        By:/S/ SETH R. POPPEL
                                        Its: President

                                        NI ACQUIRING CORP.

                                        By: /S/ SETH R. POPPEL
                                        Its: President


                                        /S/ ELI SHAPIRO
                                        Eli Shapiro


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